Exhibit 99.1

Cadence Pharmaceuticals Reports First Quarter 2011 Financial Results

- - Raises OFIRMEV™ formulary guidance based upon continued rapid formulary adoption - -

SAN DIEGO, CA – May 5, 2011 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the first quarter ended March 31, 2011.

During the first quarter of 2011, Cadence commercially launched OFIRMEV™ (acetaminophen) injection, the first and only intravenous formulation of acetaminophen to be approved in the U.S. As part of the launch strategy, the Company’s sales team focused on obtaining formulary acceptance for OFIRMEV at leading hospitals throughout the country, a critical first step toward broad market adoption of the product. The result of this strategy is that OFIRMEV has received formulary acceptance at 675 hospitals as of April 30, 2011. While the sales team focused predominantly on formulary adoption during the quarter, the Company has begun to see sales pull-through by these hospitals and reported its first quarterly revenue of $0.4 million for the three months ended March 31, 2011.

“I continue to be very pleased by the speed at which hospitals are adding OFIRMEV to their formularies, and believe that the rapid rate of formulary adoption indicates that hospitals recognize that OFIRMEV can address important unmet medical needs for their patients,” said Ted Schroeder, President and CEO of Cadence. “While we had initially estimated that we would be able to gain formulary acceptance at 800 to 1,000 hospitals by the end of this year, as a result of the strong desire by hospitals to add OFIRMEV to their formularies and great execution by our sales team, we are increasing this estimate. We now anticipate that by December 31, 2011, OFIRMEV will have received formulary approval at 1,000 to 1,200 hospitals, which we believe will represent more than 50% of the total U.S. IV analgesic market opportunity for OFIRMEV.”

In other events, the FDA approved the Company’s supplemental New Drug Application in March 2011, which added a second manufacturing site for OFIRMEV. The new manufacturing site is expected to complement the Company’s existing supply source of OFIRMEV and provide geographic diversity to its supply chain in an effort to ensure that the Company has continuous availability of OFIRMEV to meet increasing market demand and to assist in preventing unanticipated supply disruptions. The site is expected to begin commercial production in the second half of 2011. In April the Company received a $5.3 million upfront payment related to a data license agreement with Terumo Corporation. Under the data license agreement, Terumo has the exclusive right to use certain data and information resulting from Cadence’s clinical development program for OFIRMEV for the purposes of obtaining regulatory approval and commercializing the same intravenous formulation of acetaminophen in Japan.

Additionally, Cadence has notified Incline Therapeutics, Inc., or Incline, that it has decided not to exercise its option to acquire Incline during the first option period. “We’re very pleased with the progress made by the team at Incline over the past ten months and have confidence in Incline’s ability to submit a supplemental New Drug Application to the FDA for IONSYS™ (fentanyl iontophoretic transdermal system) in late 2012 or early 2013,” said Mr. Schroeder. Cadence retains the right to acquire Incline during the second option period, which extends until the earliest to occur of (1) 30 days after the date on which Incline submits a supplemental New Drug Application for IONSYS to the FDA, (2) 30 days after the filing of an initial public offering by Incline, or (3) December 2013.

Financial Results

For the three months ended March 31, 2011, Cadence reported a net loss of $24.4 million, or $0.39 per share, compared to a net loss of $13.9 million, or $0.28 per share, for the comparable period in 2010. Net revenue, determined by reported wholesaler sell-through to end user hospitals, was $0.4 million for the three months ended March 31, 2011.

Costs and expenses for the three months ended March 31, 2011, increased $9.8 million to $23.6 million, from $13.8 million reported for the same period in 2010. The increase in 2011 was primarily related to the Company’s commercial launch of OFIRMEV in January 2011. Costs incurred in during the first quarter of 2011 that were not incurred during the same period in 2010 include costs related to the Company’s hospital sales specialists and medical science liaisons, as well costs associated with the launch of OFIRMEV and related marketing activities. Additionally, the Company incurred $0.6 million of amortization expense related to the Company’s $15.0 million license payment made upon the approval of the OFIRMEV NDA. Partially offsetting this increase was a $1.5 million reduction in research and development expenses for the three months ended March 31, 2011 as compared to the 2010 period, which was primarily due to a reduction in manufacturing development expenses that were incurred in 2010 as the Company prepared for the commercial launch of OFIRMEV.

As of March 31, 2011, Cadence held cash, cash equivalents and short-term investments of $109.0 million, inventory of $3.4 million and accounts receivable of $0.8 million. The $5.3 million payment received in April from the Company’s data license agreement is not included in the cash, cash equivalents and short-term investments or accounts receivable balances at March 31, 2011.

Guidance

As of May 5, 2011, Cadence estimates that OFIRMEV will be included on the formularies of approximately 1,000 to 1,200 hospitals by December 31, 2011. Cadence believes that this penetration would represent more than 50% of the total U.S. IV analgesic market opportunity for OFIRMEV.

Conference Call and Webcast on May 5, 2011 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time)

Cadence management will host a conference call on May 5, 2011 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV™ (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection, Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. OFIRMEV is approved for use in adults and children two years of age and older.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15 minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at www.OFIRMEV.com or www.cadencepharm.com.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: the anticipated U.S. market opportunity for OFIRMEV; the number of formulary approvals of OFIRMEV that the company expects to receive during the current year; Cadence’s belief that it can rapidly accelerate sales of OFIRMEV; the company’s strategy for building a long-term hospital pain franchise; the sufficiency of Cadence’s capital resources to fund its operations; the potential for the company to ultimately acquire Incline or other product candidates; and all of Cadence’s financial estimates or projections. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from the company’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is the company’s only product; the potential that delays in achieving formulary acceptance for OFIRMEV at a substantial number of targeted accounts may enable competitors to further entrench their products and decrease the market potential for OFIRMEV; Cadence’s ability to generate revenues from OFIRMEV; the company’s ability to ensure an adequate and continued supply of OFIRMEV to meet anticipated market demand; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, which could result in the potential that regulatory agencies may implement new requirements to include unfavorable information in the labeling for OFIRMEV, or require Cadence to undertake other activities that may entail additional costs or diminish market acceptance of OFIRMEV; the company’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend its patents; the potential that Cadence may be required to file lawsuits to defend its patent rights or regulatory exclusivities from challenges by companies seeking to market generic versions of intravenous acetaminophen, and the substantial costs associated with such lawsuits; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire, and the substantial liability the company may face if successful product liability claims are brought against it; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof

Cadence® and OFIRMEV™ are trademarks of Cadence Pharmaceuticals, Inc. IONSYS™ is a trademark of Incline Therapeutics, Inc.

# # #

Contact:	William R. LaRue	Kelli Kampanis
	SVP & Chief Financial Officer	Media Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone: 858-436-1400	Phone: 310-625-3248

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenue:
Net product revenue	$350	$—

Net revenue	350	—

Costs and expenses:
Cost of sales	289	—
Amortization of patent license	560	—
Research and development	2,746	4,231
Selling, general and administrative	19,978	9,516
Other	—	12

Total costs and expenses	23,573	13,759

Loss from operations	(23,223)	(13,759)

Other expense, net	(1,149)	(160)

Net loss	$(24,372)	$(13,919)

Basic and diluted net loss per share(1)	$(0.39)	$(0.28)

Shares used to compute basic and diluted net loss per share(1)	63,184	50,509

(1)	As a result of the issuance of 12,500 shares of common stock pursuant to a public offering in the fourth quarter of 2010 there is a lack of comparability in the per share amounts between the periods presented.

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$109,015	$134,141
Restricted cash	450	150
Accounts receivable, net	818	—
Inventory	3,384	485
Prepaid expenses and other current assets	1,152	1,268

Total current assets	114,819	136,044

Property and equipment, net	9,451	8,986
Intangible assets	14,440	15,000
Restricted cash	190	190
Other assets	3,487	3,566

Total assets	$142,387	$163,786

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,830	$3,416
Accrued liabilities	5,334	7,286
Deferred revenue	439	—
Current debt, less discount	6,792	4,023

Total current liabilities	17,395	14,725

Other liabilities	484	447
Long-term debt, less discount	22,043	24,654
Total stockholders’ equity	102,465	123,960

Total liabilities and stockholders’ equity	$142,387	$163,786